Exhibit 35.1

Bridgecrest Credit Company

OFFICER’S CERTIFICATE

The undersigned hereby certifies that he is a duly authorized officer of Bridgecrest Credit Company (the “Servicer”), and that as such he is authorized to execute and deliver this certificate in the name and on behalf of Bridgecrest Credit Company, and certifies that:

1.    I have reviewed the activities of the Servicer during the period January 1, 2025 through December 31, 2025 and of its performance under the Servicing Agreement; and

2.    to the best of my knowledge, based on such review and other than described herein, the Servicer has substantially fulfilled all its obligations under the Servicing Agreement for the above referenced period.

This certificate is delivered in accordance with Section 2.9 of the Carvana Auto Receivables 2022-P3 Servicing Agreement dated as of September 8, 2022, among Carvana Auto Receivables Trust 2022-P3, Computershare Trust Company, National Association and Bridgecrest Credit Company. This certificate is dated as of December 31, 2025.

By: /s/ Daniel Gaudreau________________________
Daniel Gaudreau
Chief Financial Officer